UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2006

LAUREATE EDUCATION, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-22844	52-1492296
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1001 Fleet Street, Baltimore, Maryland  21202

(Address of principal executive offices)     (ZIP Code)

Registrant’s telephone number, including area code: (410) 843-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1  —  Registrant’s Business and Operations

Item 1.01.         Entry Into a Material Definitive Agreement.

Item 2.03 is incorporated herein by reference.

Section 2  —  Financial Information

Item 2.03.                            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Laureate Education, Inc. (the “Company”) and Iniciativas Culturales de Espana, SL, a wholly-owned subsidiary of the Company (“ICE” and, together with the Company, the “Borrowers”), entered into a First Amendment dated as of October 24, 2006 (the “Amendment”) to the Five-Year Credit Agreement dated as of August 16, 2006 (the “Original Agreement” and, as amended, the “Agreement”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as facility agent and collateral agent, J.P. Morgan Europe Limited, as London agent, and the lenders party thereto. The Amendment became effective on October 25, 2006.

The Amendment increased the aggregate maximum principal amount of the facility from $250 million to $350 million, such that the maximum principal amount of the U.S. sub-facility increased from $150 million to $200 million and the maximum principal amount of the Spanish sub-facility increased from $100 million to $150 million. The proceeds from the increased facility may be used for general corporate purposes, including acquisitions. The Agreement expires on August 16, 2011.

The Amendment also permits refinancing and repayment of certain indebtedness of the Company’s Chilean operations.

Section 9  —  Financial Statements and Exhibits

Item 9.01.                            Exhibits

(d)           First Amendment dated as of October 24, 2006, among Laureate Education, Inc., Iniciativas Culturales de Espana, SL, JPMorgan Chase Bank, N.A., as facility agent and collateral agent, J.P. Morgan Europe Limited, as London agent, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAUREATE EDUCATION, INC.

By:	/s/ Rosemarie Mecca
Name:	Rosemarie Mecca
Title:	Executive Vice President and Chief Financial Officer

Date:  October  26, 2006